Exhibit 99.01

Valero Energy Partners LP Reports Third Quarter 2016 Results

•	Reported net income attributable to partners of $52 million and EBITDA attributable to the Partnership of $66 million.

•	Reported net cash provided by operating activities of $62 million and distributable cash flow of $62 million.

•	Increased quarterly cash distribution 5.5 percent to $0.385 per unit, with distribution coverage ratio of 1.9x.

SAN ANTONIO, October 27, 2016 - Valero Energy Partners LP (NYSE: VLP, the “Partnership”) today reported third quarter 2016 net income attributable to partners of $52 million, or $0.77 per common limited partner unit. Earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) attributable to the Partnership was $66 million, and distributable cash flow was $62 million. VLP’s distribution coverage ratio for the third quarter was 1.9x.

“We continued to operate safely and reliably in the third quarter, generating strong earnings and distribution growth,” said Joe Gorder, Chairman and Chief Executive Officer of VLP’s general partner. “We successfully integrated the operations of the Meraux and Three Rivers terminals into our system and remain on track to grow distributions at a target annual rate of 25 percent through 2017.”

Earlier this week, the board of directors of VLP’s general partner declared a third quarter 2016 cash distribution of $0.385 per unit, representing a 5.5 percent increase from the second quarter of 2016.

Financial Results
Revenues were $92 million for the third quarter of 2016. Operating expenses were $24 million, general and administrative expenses were $4 million, and depreciation expense was $11 million. Revenues for the Partnership were higher in the third quarter of 2016 compared to the third quarter of 2015 primarily due to contributions from the Corpus Christi terminals, which were acquired on

October 1, 2015; the McKee terminal, which was acquired on April 1, 2016; and the Meraux and Three Rivers terminals, which were acquired on September 1, 2016.

The Partnership completed the Meraux and Three Rivers Terminal Services Business acquisition from a subsidiary of Valero Energy Corporation for total consideration of $325 million. The acquired business is expected to contribute approximately $39 million of EBITDA in its first 12 months of operations. The Partnership entered into 10-year terminaling agreements with a subsidiary of Valero that include minimum volume commitments covering approximately 85 percent of planned throughput.

“We completed our drop-down transaction target for the year,” said Gorder. “Growing the Partnership through opportunistic drop downs and the development of logistics projects that support Valero’s operations or provide third-party revenue remain priorities for us.”

Liquidity and Financial Position
As of September 30, 2016, the Partnership had $261 million of total liquidity consisting of $35 million of cash and cash equivalents and $226 million available on its revolving credit facility. Capital expenditures attributable to the Partnership in the third quarter of 2016 totaled $3 million, which includes $1 million for expansion and $2 million for maintenance.

The Partnership expects 2016 capital expenditures to be approximately $22 million, slightly higher than previous guidance. Of the total, $11 million is allocated for expansion, and the balance is for maintenance.

Conference Call
The Partnership’s senior management will host a conference call at 10 a.m. ET today to discuss this earnings release. A live broadcast of the conference call will be available on the Partnership’s website at www.valeroenergypartners.com.

About Valero Energy Partners LP
Valero Energy Partners LP is a fee-based master limited partnership formed by Valero Energy Corporation to own, operate, develop and acquire crude oil and refined products pipelines, terminals and other transportation and logistics assets. With headquarters in San Antonio, the Partnership’s assets include crude oil and refined petroleum products pipeline and terminal systems in the Gulf Coast and Mid-Continent regions of the United States (“U.S.”) that are integral to the operations of 10 of Valero’s refineries. Please visit www.valeroenergypartners.com for more information.

Contacts
Investors:
John Locke, Vice President - Investor Relations, 210-345-3077
Karen Ngo, Manager - Investor Relations, 210-345-4574

Media:
Lillian Riojas, Director - Media Relations and Communications, 210-345-5002

Safe-Harbor Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other forward-looking information. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the Partnership’s control and are difficult to predict. These statements are often based upon various assumptions, many of which are based, in turn, upon further assumptions, including examination of historical operating trends made by the management of the Partnership. Although the Partnership believes that these assumptions were reasonable when made, because assumptions are inherently subject to significant uncertainties and contingencies, which are difficult or impossible to predict and are beyond its control, the Partnership cannot give assurance that it will achieve or accomplish these expectations, beliefs or intentions.  When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in the Partnership’s filings with the SEC, including the Partnership’s annual reports on Form 10-K and quarterly reports on Form 10-Q available on the Partnership’s website at www.valeroenergypartners.com. These risks could cause the Partnership’s actual results to differ materially from those contained in any forward-looking statement.

Use of Non-GAAP Financial Information
This earnings release and the accompanying earnings release tables include financial measures that are not defined under U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “EBITDA,” “distributable cash flow,” and “distribution coverage ratio.” We have included these non-GAAP financial measures to help facilitate the comparison of operating results between periods. See the accompanying earnings release tables for a reconciliation of these non-GAAP measures to their most directly comparable U.S. GAAP measures. In note (k) to the earnings release tables, we disclose the reasons why we believe our use of the non-GAAP financial measures provides useful information.

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(Thousands of Dollars, Except per Unit Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Statement of income data (a):
Operating revenues – related party (b)	$92,040	$62,037	$258,471	$164,168
Costs and expenses:
Operating expenses (c)	24,089	27,482	72,461	80,812
General and administrative expenses (d)	4,094	3,731	12,174	11,000
Depreciation expense (e)	11,319	13,760	34,652	34,702
Total costs and expenses	39,502	44,973	119,287	126,514
Operating income	52,538	17,064	139,184	37,654
Other income, net	76	29	210	166
Interest and debt expense, net of capitalized interest (f)	(3,672)	(1,353)	(9,582)	(3,365)
Income before income taxes	48,942	15,740	129,812	34,455
Income tax expense (benefit) (g)	235	115	780	(62)
Net income	48,707	15,625	129,032	34,517
Less: Net loss attributable to Predecessor	(3,002)	(15,803)	(15,422)	(52,694)
Net income attributable to partners	51,709	31,428	144,454	87,211
Less: General partner’s interest in net income	6,634	1,612	15,351	3,821
Limited partners’ interest in net income	$45,075	$29,816	$129,103	$83,390

Net income per limited partner unit (basic and diluted):
Common units	$0.77	$0.51	$2.08	$1.43
Subordinated units (h)	$0.29	$0.49	$1.73	$1.40

Weighted-average limited partner units outstanding (basic and diluted) (in thousands):
Common units – public	21,504	17,250	21,502	17,250
Common units – Valero	32,395	13,448	21,095	13,029
Subordinated units – Valero (h)	12,517	28,790	23,326	28,790

See Notes to Earnings Release Tables on Table Page 6.

Table Page 1

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(Thousands of Dollars, Except per Unit and per Barrel Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating highlights (a):
Pipeline transportation:
Pipeline transportation revenues (b)	$18,371	$21,322	$57,934	$61,164
Pipeline transportation throughput (BPD) (i)	778,369	960,410	849,015	964,380
Average pipeline transportation revenue per barrel (j)	$0.26	$0.24	$0.25	$0.23
Terminaling:
Terminaling revenues (b)	$73,534	$40,580	$200,132	$102,599
Terminaling throughput (BPD)	2,394,292	1,335,659	2,131,113	1,176,216
Average terminaling revenue per barrel (j)	$0.33	$0.33	$0.34	$0.32
Storage revenues	$135	$135	$405	$405
Total operating revenues – related party	$92,040	$62,037	$258,471	$164,168
Capital expenditures (a):
Maintenance	$3,352	$1,465	$9,063	$8,503
Expansion	953	7,753	6,848	22,245
Total capital expenditures	4,305	9,218	15,911	30,748
Less: Capital expenditures attributable to Predecessor	1,113	8,024	3,394	27,195
Capital expenditures attributable to Partnership	$3,192	$1,194	$12,517	$3,553
Other financial information:
Net cash provided by operating activities	$61,528	$30,692	$162,212	$64,517
Distributable cash flow (k)	$61,750	$41,880	$171,695	$109,383
Distribution declared per unit	$0.3850	$0.3075	$1.0900	$0.8775
Distribution declared:
Limited partner units – public	$8,341	$5,307	$23,510	$15,145
Limited partner units – Valero	17,590	13,471	48,989	37,547
General partner units – Valero	6,244	1,386	14,196	3,194
Total distribution declared	$32,175	$20,164	$86,695	$55,886
Distribution coverage ratio: Distributable cash flow divided by total distribution declared (k)	1.92x	2.08x	1.98x	1.96x

			September 30,	December 31,
			2016	2015
Balance sheet data (a):
Cash and cash equivalents			$35,399	$80,783
Total assets			922,317	954,106
Current portion of debt and capital lease obligations			45	913
Debt and capital lease obligations, less current portion			894,012	545,246
Total debt and capital lease obligations			894,057	546,159
Partners’ capital			11,091	394,152
Working capital			49,911	86,231
See Notes to Earnings Release Tables on Table Page 6.

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VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
RECONCILIATION OF NON-GAAP MEASURES TO MOST COMPARABLE AMOUNTS
REPORTED UNDER U.S. GAAP (k)
(Thousands of Dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation of net income to EBITDA and distributable cash flow (a) (k):
Net income	$48,707	$15,625	$129,032	$34,517
Plus:
Depreciation expense	11,319	13,760	34,652	34,702
Interest and debt expense, net of capitalized interest	3,672	1,353	9,582	3,365
Income tax expense (benefit)	235	115	780	(62)
EBITDA	63,933	30,853	174,046	72,522
Less: EBITDA attributable to Predecessor	(2,395)	(12,727)	(11,492)	(41,605)
EBITDA attributable to Partnership	66,328	43,580	185,538	114,127
Plus:
Adjustments related to minimum throughput commitments	865	—	1,100	4
Projects prefunded by Valero	—	—	—	589
Other	—	—	—	384
Less:
Cash interest paid	3,204	1,374	8,688	2,952
Income taxes paid	—	—	496	441
Maintenance capital expenditures	2,239	326	5,759	2,328
Distributable cash flow	$61,750	$41,880	$171,695	$109,383

See Notes to Earnings Release Tables on Table Page 6.

Table Page 3

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
RECONCILIATION OF NON-GAAP MEASURES TO MOST COMPARABLE AMOUNTS
REPORTED UNDER U.S. GAAP (k)
(Thousands of Dollars)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation of net cash provided by operating activities to EBITDA and distributable cash flow (a) (k):
Net cash provided by operating activities	$61,528	$30,692	$162,212	$64,517
Plus:
Changes in current assets and current liabilities	(1,263)	(1,430)	2,179	4,643
Changes in deferred charges and credits and other operating activities, net	(157)	118	(406)	(341)
Interest and debt expense, net of capitalized interest	3,672	1,353	9,582	3,365
Current income tax expense	153	120	479	338
EBITDA	63,933	30,853	174,046	72,522
Less: EBITDA attributable to Predecessor	(2,395)	(12,727)	(11,492)	(41,605)
EBITDA attributable to Partnership	66,328	43,580	185,538	114,127
Plus:
Adjustments related to minimum throughput commitments	865	—	1,100	4
Projects prefunded by Valero	—	—	—	589
Other	—	—	—	384
Less:
Cash interest paid	3,204	1,374	8,688	2,952
Income taxes paid	—	—	496	441
Maintenance capital expenditures	2,239	326	5,759	2,328
Distributable cash flow	$61,750	$41,880	$171,695	$109,383

See Notes to Earnings Release Tables on Table Page 6.

Table Page 4

VALERO ENERGY PARTNERS LP
EARNINGS RELEASE TABLES
(Thousands of Dollars)
(Unaudited)

The following tables present our statements of income for the three and nine months ended September 30, 2015. Our financial results have been adjusted for the acquisitions of the Corpus Christi Terminal Services Business, the McKee Terminal Services Business, and the Meraux and Three Rivers Terminal Services Business. See Note (a) of Notes to Earnings Release Tables for a discussion of the basis of this presentation.

	Three Months Ended September 30, 2015
	Valero Energy Partners LP (Previously Reported)	Corpus Christi Terminal Services Business	McKee Terminal Services Business	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party	$62,037	$—	$—	$—	$62,037
Costs and expenses:
Operating expenses	15,042	6,198	2,405	3,837	27,482
General and administrative expenses	3,444	91	66	130	3,731
Depreciation expense	10,684	1,279	1,125	672	13,760
Total costs and expenses	29,170	7,568	3,596	4,639	44,973
Operating income (loss)	32,867	(7,568)	(3,596)	(4,639)	17,064
Other income, net	29	—	—	—	29
Interest and debt expense, net of capitalized interest	(1,353)	—	—	—	(1,353)
Income (loss) before income taxes	31,543	(7,568)	(3,596)	(4,639)	15,740
Income tax expense	115	—	—	—	115
Net income (loss)	31,428	(7,568)	(3,596)	(4,639)	15,625
Less: Net loss attributable to Predecessor	—	(7,568)	(3,596)	(4,639)	(15,803)
Net income attributable to partners	$31,428	$—	$—	$—	$31,428

	Nine Months Ended September 30, 2015
	Valero Energy Partners LP (Previously Reported)	Corpus Christi Terminal Services Business	McKee Terminal Services Business	Meraux and Three Rivers Terminal Services Business	Valero Energy Partners LP (Currently Reported)
Operating revenues – related party	$164,168	$—	$—	$—	$164,168
Costs and expenses:
Operating expenses	47,280	17,089	5,763	10,680	80,812
General and administrative expenses	10,169	267	189	375	11,000
Depreciation expense	25,887	3,165	3,379	2,271	34,702
Total costs and expenses	83,336	20,521	9,331	13,326	126,514
Operating income (loss)	80,832	(20,521)	(9,331)	(13,326)	37,654
Other income, net	166	—	—	—	166
Interest and debt expense, net of capitalized interest	(3,365)	—	—	—	(3,365)
Income (loss) before income taxes	77,633	(20,521)	(9,331)	(13,326)	34,455
Income tax benefit	(62)	—	—	—	(62)
Net income (loss)	77,695	(20,521)	(9,331)	(13,326)	34,517
Less: Net loss attributable to Predecessor	(9,516)	(20,521)	(9,331)	(13,326)	(52,694)
Net income attributable to partners	$87,211	$—	$—	$—	$87,211
See Notes to Earnings Release Tables on Table Page 6.

Table Page 5

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES

(a)
References to “Partnership,” “we,” “us,” or “our” refer to Valero Energy Partners LP, one or more of its subsidiaries, or all of them taken as a whole. For businesses that we acquired from Valero, those terms refer to Valero Energy Partners LP Predecessor, our Predecessor for accounting purposes. References in these notes to “Valero” may refer to Valero Energy Corporation, one or more of its subsidiaries, or all of them taken as a whole, other than Valero Energy Partners LP, any of its subsidiaries, or its general partner.

Effective September 1, 2016, we acquired the Meraux and Three Rivers Terminal Services Business from Valero for total consideration of $325.0 million consisting of (i) cash of $276.0 million and (ii) the issuance of 1,149,905 common units representing limited partner interests in us and 23,467 general partner units representing general partner interests in us having an aggregate value, collectively, of $49.0 million. We funded the cash distribution to Valero with $66.0 million of our cash on hand and $210.0 million of borrowings under our revolving credit facility. We began receiving fees for services provided by this business commencing on September 1, 2016.
Effective April 1, 2016, we acquired the McKee Terminal Services Business from Valero for total consideration of $240.0 million consisting of (i) cash of $204.0 million and (ii) the issuance of 728,775 common units representing limited partner interests in us and 14,873 general partner units representing general partner interests in us having an aggregate value, collectively, of $36.0 million. We funded the cash distribution to Valero with $65.0 million of our cash on hand and $139.0 million of borrowings under our revolving credit facility. We began receiving fees for services provided by this business commencing on April 1, 2016.

Effective October 1, 2015, we acquired the Corpus Christi Terminal Services Business from Valero for total consideration of $465.0 million and began receiving fees for services provided by this business commencing on October 1, 2015.

Each acquisition was accounted for as the transfer of a business between entities under the common control of Valero. Accordingly, the statement of income data, operating highlights, and capital expenditures data have been retrospectively adjusted to include the historical results of operations of the acquired businesses for periods prior to their dates of acquisition.

(b)
In addition to the businesses described in Note (a), we acquired the Houston and St. Charles Terminal Services Business from Valero effective March 1, 2015. Prior to being acquired by us, these businesses did not charge Valero for services provided and did not generate revenues. Effective with the date of each acquisition, we entered into additional schedules to our commercial agreements with Valero with respect to the services we provide to Valero using the assets of the acquired businesses. This resulted in new charges for terminaling services provided by these assets.

(c)
The decrease in operating expenses in the three months ended September 30, 2016 compared to the three months ended September 30, 2015 was due primarily to lower maintenance expense of $2.3 million related to inspection activity and lower waste handling costs of $449,000 at the Corpus Christi terminals.

The decrease in operating expenses in the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 was due primarily to lower maintenance expense of $5.2 million at the Corpus Christi terminals related to inspection activity. Additionally, waste handling costs at the Corpus Christi and St. Charles terminals decreased $2.3 million in the nine months ended September 30, 2016.

(d)
The increase in general and administrative expenses in the three months ended September 30, 2016 compared to the three months ended September 30, 2015 was due primarily to incremental costs of $221,000 related to the management fee charged to us by Valero related to our acquisitions of the Corpus Christi Terminal Services Business, the McKee Terminal Services Business, and the Meraux and Three Rivers Terminal Services Business.

The increase in general and administrative expenses in the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 was due primarily to incremental costs of $714,000 related to the management fee charged to us by Valero related to our acquisitions of the Corpus Christi Terminal Services Business,

Table Page 6

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

the McKee Terminal Services Business, and the Meraux and Three Rivers Terminal Services Business, and an increase of $624,000 in costs related to being a separate publicly traded limited partnership. These increases were offset by lower transaction costs of $164,000 associated with the acquisition of businesses from Valero.

(e)
The decrease in depreciation expense in the three months ended September 30, 2016 compared to the three months ended September 30, 2015 was due primarily to $2.8 million in accelerated depreciation related to the retirement of certain assets of the McKee Crude System in the third quarter of 2015, partially offset by an increase in depreciation expense on assets placed into service in the latter part of 2015 and the beginning of 2016, including expansion and improvement projects at our Houston and Meraux terminals.

The decrease in depreciation expense in the nine months ended September 30, 2016 compared to the nine months ended September 30, 2015 was due primarily to $2.8 million in accelerated depreciation related to the retirement of certain assets of the McKee Crude System in the third quarter of 2015, partially offset by an increase in depreciation expense on assets placed into service in the latter part of 2015 and the beginning of 2016, including expansion and improvement projects at our Corpus Christi, St. Charles, and Meraux terminals.

(f)
The increase in “interest and debt expense, net of capitalized interest” in the three and nine months ended September 30, 2016 compared to the three and nine months ended September 30, 2015 was due primarily to interest expense incurred on borrowings under our revolving credit facility and under the subordinated credit agreements with Valero entered into in connection with the acquisitions described in Note (a) as well as the Houston and St. Charles Terminal Services Business acquisition on March 1, 2015. Interest expense on these incremental borrowings was approximately $1.9 million and $5.2 million in the three and nine months ended September 30, 2016, respectively.

(g)
Our income tax expense is associated with the Texas margin tax. During the nine months ended September 30, 2015, we reduced our deferred income tax liabilities due to a reduction in the relative amount of revenue we generate in Texas compared to our total revenue. This reduction was a result of the acquisition of the Houston and St. Charles Terminal Services Business on March 1, 2015 (which includes operations in Louisiana). In addition, in June 2015, the Texas margin tax rate was reduced from 1 percent to 0.75 percent.

During the nine months ended September 30, 2016, the relative amount of revenue we generate in Texas increased in connection with the acquisitions of the Corpus Christi Terminal Services Business, the McKee Terminal Services Business, and the Meraux and Three Rivers Terminal Services Business. As a result, our income tax expense has increased.

(h)
The requirements under the partnership agreement for the conversion of all of our outstanding subordinated units into common units were satisfied upon the payment of our quarterly cash distribution on August 9, 2016. Therefore, effective August 10, 2016, all of our subordinated units, which were owned by Valero, were converted on a one-for-one basis into common units. The conversion of the subordinated units does not impact the amount of cash distributions paid or the total number of outstanding units. The subordinated units were only allocated earnings generated by us through the conversion date.

(i)	Represents the sum of volumes transported through each separately tariffed pipeline segment divided by the number of days in the period.

(j)
Management uses average revenue per barrel to evaluate performance and compare profitability to other companies in the industry. There are a variety of ways to calculate average revenue per barrel; different companies may calculate it in different ways. We calculate average revenue per barrel as revenue divided by throughput for the period. Throughput is derived by multiplying the throughput barrels per day (BPD) by the number of days in the period. Investors and analysts use this financial measure to help analyze and compare companies in the industry on the basis of operating performance.

Table Page 7

VALERO ENERGY PARTNERS LP
NOTES TO EARNINGS RELEASE TABLES (Continued)

(k)	Defined terms are as follows:

•	EBITDA is defined as net income less income tax expense, interest expense, and depreciation expense.

•
Distributable cash flow is defined as EBITDA less (i) EBITDA attributable to Predecessor and cash payments during the period for interest, income taxes, and maintenance capital expenditures; plus (ii) adjustments related to minimum throughput commitments, capital projects prefunded by Valero, and certain other items.

•	Distribution coverage ratio is defined as the ratio of distributable cash flow to the total distribution declared.

These terms are not defined under United States (U.S.) generally accepted accounting principles (GAAP) and are considered non-GAAP measures. Management has defined these terms and believes that the presentation of the associated measures is useful to external users of our financial statements, such as industry analysts, investors, lenders, and rating agencies, to:

•	describe our expectation of forecasted earnings;

•
assess our operating performance as compared to other publicly traded limited partnerships in the transportation and logistics industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	assess the ability of our business to generate sufficient cash to support our decision to make distributions to our unitholders;

•	assess our ability to incur and service debt and fund capital expenditures; and

•	assess the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA provides useful information to investors in assessing our financial condition and results of operations. The U.S. GAAP measures most directly comparable to EBITDA are net income and net cash provided by operating activities. EBITDA should not be considered an alternative to net income or net cash provided by operating activities presented in accordance with U.S. GAAP. EBITDA has important limitations as an analytical tool because it excludes some, but not all, items that affect net income or net cash provided by operating activities. EBITDA should not be considered in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Additionally, because EBITDA may be defined differently by other companies in our industry, our definition of EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

We use distributable cash flow to measure whether we have generated from our operations, or “earned,” an amount of cash sufficient to support the payment of the minimum quarterly distributions. Our partnership agreement contains the concept of “operating surplus” to determine whether our operations are generating sufficient cash to support the distributions that we are paying, as opposed to returning capital to our partners. Because operating surplus is a cumulative concept (measured from our initial public offering (IPO) date and compared to cumulative distributions from the IPO date), we use the term distributable cash flow to approximate operating surplus on a quarterly or annual, rather than a cumulative, basis. As a result, distributable cash flow is not necessarily indicative of the actual cash we have on hand to distribute or that we are required to distribute.

We use the distribution coverage ratio to reflect the relationship between our distributable cash flow and the total distribution declared.

Table Page 8